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Exhibit 5.1

June 4, 2014

Spirit Aerosystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an undetermined number of shares of class A common stock, par value $0.01 per share ("class A common stock"), of Spirit AeroSystems Holdings, Inc., a Delaware corporation (the "Corporation"). An unspecified number of the shares of class A common stock (the "Selling Stockholder Shares") may be sold by selling stockholders to be identified in a prospectus supplement (the "Selling Stockholders"). We have been advised by the Corporation that the Selling Stockholder Shares may include (i) shares of class A common stock that are currently issued and outstanding ("Outstanding Shares") and (ii) shares of class A common stock ("Exchange Shares") to be issued upon conversion of shares of the Corporation's class B common stock, par value $0.01 per share ("class B common stock") that are currently issued and outstanding.

        We are acting as counsel for the Corporation in connection with the registration for resale by the Selling Stockholders of the Selling Stockholder Shares. We have examined a signed copy of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Certificate of Incorporation and By-Laws of the Corporation, each as restated and/or amended to date (collectively, the "Charter Documents"), and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. Our opinion in paragraphs 1 and 2 below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on an officer's certificate of the Corporation, executed and delivered to us by an executive officer of the Corporation, confirming the Corporation's receipt of the consideration called for by the applicable resolutions authorizing the issuance of the Outstanding Shares and the outstanding class B common stock.

        The law covered by this opinion is limited to the General Corporation Law of the State of Delaware.

        Based on and subject to the foregoing, it is our opinion that:

          1.     When the Exchange Shares have been issued by the Corporation upon conversion of the same number of shares of class B common stock which are currently outstanding, in accordance with the terms of the Corporation's Second Amended and Restated Certificate of Incorporation, the Exchange Shares will be validly issued, fully paid and non-assessable.

          2.     The Outstanding Shares are validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Kaye Scholer LLP

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  Exhibit 5.1